Exhibit 99.1

RESOLUTE ENERGY CORPORATION PROVIDES PRODUCTION AND COST GUIDANCE;

ANNOUNCES 2016 CAPITAL BUDGET; REPORTS 2015 RESERVES AND PRODUCTION

-- Fourth Quarter and Full Year 2015 Earnings Results Conference Call

Scheduled for March 8, 2016 --

Denver, Colorado – February 26, 2016 – Resolute Energy Corporation (“Resolute” or the

“Company”) (NYSE: REN) today announced its 2016 capital budget and issued guidance as to anticipated production and costs for 2016. Resolute also provided detail on its year-end 2015 reserves and production.

Nicholas J. Sutton, Resolute’s Chairman and Chief Executive Officer, commented: “During 2015, Resolute produced an average of 12,427 Boe per day, exceeding the midpoint of the previously announced guidance despite completing three significant asset sales that generated proceeds of approximately $275 million.  Substantially all of the net proceeds were used to retire debt.  Our production in the Permian Basin for 2015 was 4,883 Boe per day, up 5 percent from 2014 despite the impact of asset sales.  In Aneth Field, production for 2015 was 6,279 Boe per day, essentially flat to 2014.  In addition to meeting our production guidance, Resolute also met or beat the midpoint of guidance in terms of production taxes, lease operating expense and general and administrative expense.

“Proved reserves at year-end 2015 were 33.1 MMBoe, of which 87 percent was crude oil, 7 percent was gas and 6 percent was natural gas liquids.  Proved reserves declined 57 percent from year-end 2014 primarily because 23.0 MMBoe were removed due to low commodity prices and 12.1 MMBoe were removed due to asset sales.  Year-end reserves also reflect the roll-off of annual production and the impact of our limited 2015 capital budget. Reflecting these lower commodity prices and reduced reserves, the SEC PV10 of our proved reserves at year-end 2015 was $199 million, down 80 percent from year-end 2014.

“For 2016, our Board of Directors approved a capital budget primarily focused on continuing horizontal development of our Delaware Basin Wolfcamp resource base in Reeves County, Texas. Capital spending in Aneth Field will be limited to acquisition of CO2 and basic field maintenance.  This budget reflects our view that 2016 is a window of opportunity for Resolute to make investments in our Permian Basin assets that are accretive to net asset value at current prices and to grow proved reserves and production that will benefit the Company as we move through 2016 and into 2017. Our ability to make these investments results from the significant progress made by the Company in 2015 in improving our liquidity positon, our 2016 derivative position, and the success of our Reeves County drilling efforts.”

Operations Update

After completing the Queen City 302BH in early 2015, Resolute suspended its drilling operations as the Company focused on undertaking strategic initiatives to reduce its leverage and improve its liquidity position.  As announced in our third quarter earnings release, the successful completion of these initiatives allowed us to recommence our Reeves County development program in November 2015.

We now have drilled and completed two wells, the Jolly 1201BH and the Flying Dog 1401BH, each a 7,500 foot Wolfcamp A horizontal drilled in our Mustang project area.   Our estimated gross drilling and completion costs on these two wells are $8.3 and $7.5 million, respectively. The Jolly 1201BH was completed on January 13th and to date has reached a peak 24 hour rate of 1,679 Boe per day. The Flying Dog 1401BH was completed on February 17 and is flowing back.

Our third well, the North Goat 2 Unit 2201H, has been drilled and is waiting on completion, and we are currently drilling the North Mitre 2101H.   Each of these wells is a 10,000 foot horizontal Wolfcamp A well in our Appaloosa project area.  The North Goat 2 Unit 2201H well reached total depth in 34 days, seven days ahead of our planned drilling time.  The well will be completed in mid-March. After drilling of the North Mitre 2101H is finished, the rig will move to other 10,000 foot horizontals in the Appaloosa area.

2016 Capital Budget and Guidance

All statements in this press release, including the following guidance, are subject to the cautionary statements and qualifications described below and under the caption "Cautionary Statements."

Capital Spending: Resolute expects to invest between $115 and $135 million in 2016, with 75 percent focused on Permian Basin development and 10 percent focused on maintenance spending in Aneth Field. The remaining capital budget will fund corporate level expenditures including land and certain capitalized expense items.

Permian Basin capital spending will include drilling and completing a total of nine gross horizontal Wolfcamp wells, inclusive of the wells referenced under the Operations Update above. Associated with this development activity, the Company will make certain investments in mid-stream infrastructure necessary to handle increased levels of production, primarily in the Appaloosa project area. Resolute has initiated a process to monetize existing mid-stream infrastructure in Appaloosa and to limit the Company’s ongoing funding requirement for infrastructure expansion as drilling continues. A successful conclusion to this process would reduce planned infrastructure capital spending, and has the potential to provide funding to offset some of the capital currently planned for our drilling and completion activity.

Capital spending in Aneth Field will include CO2 purchases as well as field maintenance. CO2 purchases are expected to average 34 MMcf per day, a 23 percent reduction from volumes purchased in 2015.  This reduction in CO2 purchases is intended to help improve Aneth Field economics while having a manageable impact on the ongoing flood response.  CO2 volumes will be targeted to the most economically attractive areas of the field.

Resolute will evaluate its capital expenditures in relation to its liquidity and cash flow and may adjust its activity and capital spending levels based on changes in commodity prices, the cost of goods and services, production results and other considerations.

Production: 2016 Plan production is anticipated to be between 10,200 and 11,900 Boe per day. At the mid-point, production would be down 11 percent from actual aggregate 2015 production and up 26 percent from 2015 exit rate of approximately 8,800 Boe per day.  The 2016 exit rate is anticipated to be in excess of the high end of the guidance range.  On a revenue-weighted basis, approximately 95 percent of Resolute’s production is expected to come from sales of oil and natural gas liquids (“NGL”), while on a volume-weighted basis approximately 86 percent is expected to be attributed to oil and NGL.

Lease operating expenses: Total lease operating expenses for 2016 are expected to be between $67 and $77 million.  At the mid-point, this results in an approximately 10 percent decrease in LOE compared to 2015 expenditures. The decrease is attributable to the sale of higher cost properties in 2015 offset somewhat by the addition of new wells in the Permian Basin and increased workover expenses in Aneth Field.

General and administrative expense: Resolute anticipates that annual net general and administrative expense for 2016 will be between $23 and $27 million, net of COPAS reimbursements, capitalized items, and expenses associated with the Company’s long-term incentive compensation plan. At the mid-point this represents an increase of $5 million or 20 percent over 2015 expenditures.  This increase is substantially driven by an approximately $6 million reduction in COPAS payments, the overhead reimbursement we are allowed to charge all working interest owners in our properties resulting from the 2015 asset divestitures. Actual cash general and administrative expenditures are expected to be effectively flat from 2015 to 2016.

Depletion, Depreciation and Amortization: Resolute anticipates that its depletion, depreciation and amortization rate for full year 2016 will be between $11.00 and $13.00 per Boe of production.  This estimate is subject to change should additional impairments be required due to continued low commodity prices.

The following table summarizes Resolute’s current financial and operational estimates for the full year 2016.

Projected 2016 production
Annual MBoe	3,730 - 4,350
Boe per day	10,200 - 11,900
On a revenue-basis:
Oil	92%
Oil and NGL	95%
On a volume-weighted basis:
Oil	76%
Oil and NGL	86%
Projected 2016 costs
Lease operating expense ($ million)(1)	$67 - $77
General and administrative ($ million, after COPAS, before capitalized items)(1)	$23 - $27
Production and related taxes (% of production revenue)	12% - 14%
Depletion, depreciation and amortization ($ per Boe)	$11.00 - $13.00

Projected 2016 capital expenditures ($ million)	$115 - $135

Year-End 2015 Proved Reserves

At December 31, 2015, Resolute's estimated proved reserves were 33.1 MMBoe, compared to year-end 2014 proved reserves of 74.2 MMBoe. Approximately 87 percent of the Company's

2015 year-end proved reserves were classified as oil and 93 percent were liquids. Undeveloped reserves comprised 16 percent of total proved reserves.

The pre-tax present value of the Company's estimated future net revenues from proved reserves, a non-GAAP financial measure, was estimated to be $199 million as of December 31, 2015, using Securities and Exchange Commission pricing guidelines for year-end 2015, discounted at

10 percent. The year-end pricing used in calculating the present value was $50.28 per barrel of oil and $2.59 per MMBtu of gas (each as adjusted for differentials and NGL content, and excluding the impact of existing hedges).

The decrease of 41 MMBoe in proved reserves from year-end 2014 to year-end 2015 was largely driven by low product pricing and divestitures.  23 MMBoe of reserves associated with development projects in Aneth Field were reclassified as contingent resources.  Further downward adjustments of 23 MMBoe are related to production roll off, divestitures and other revisions.  These were partially offset by approximately 5 MMBoe converted to proved reserves due to drilling activities in the Permian Basin.

Earnings Call Information

Resolute will host an investor call on March 8, 2016, at 4:30 PM ET. To participate in the call please dial (888) 349-0084 from the United States, or (855) 669-9657 from Canada or (412) 902-4284 from outside the U.S. and Canada. Participants should dial in five to ten minutes before the scheduled time and must be on a touchtone telephone to ask questions.  A replay of the call will be available through March 15, 2016, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from outside the U.S. The conference call replay number is 10081895.

Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Such forward looking statements include statements regarding our production and cost guidance for 2016; anticipated capital expenditures in 2016 and the sources of such funding; our expectations regarding our development activities and drilling plans; anticipated lease operating expenses, production taxes, general and administrative expenses, and depletion, depreciation and amortization rates; our financial condition and management of the Company in the current commodity price environment; liquidity and capital availability to pursue future drilling programs and development; future financial and operating results; future production, reserve growth and decline rates; future revenues by product; estimates of original oil in place, resource potential, production rates, decline rates and estimated ultimate recoveries of oil and gas (EUR); our expectations regarding our operating, drilling, development and exploration plans and anticipated costs thereof; and our intention to evaluate and pursue a monetization of our Reeves County mid-stream infrastructure assets. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: currently depressed commodity prices; the volatility of oil and gas prices including the price realized by Resolute for the oil and gas it sells; inaccuracy in reserve estimates and expected production rates; potential write downs of the carrying value and volumes of reserves as a result of low commodity prices; the discovery, estimation, development and replacement by Resolute of oil and gas reserves and the risks associated with the potential writedown of reserves; the future cash flow, liquidity and financial position of Resolute; Resolute’s level of indebtedness and our ability to fulfill our obligations under the senior notes, our credit facility, our second lien facility and any additional indebtedness that we may incur; potential borrowing base reductions under our credit facility; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; the availability of additional capital and financing, including the capital needed to pursue our drilling and development plans for our properties, on terms acceptable to us or at all; the effectiveness of Resolute’s CO2 flood program; uncertainty surrounding timing of identifying drilling locations and necessary capital to drill such locations; the potential for downspacing, infill or multi-lateral drilling in the Permian Basin or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling on our properties; potential delays in the completion, commissioning and optimization schedule of Resolute’s facilities construction projects or any potential breakdown of such facilities; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; timing of installation of gathering and processing infrastructure in new areas of development, including Resolute’s dependence on third parties for such items; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; potential delays in the upgrade of third-party electrical infrastructure serving Aneth Field and potential power supply limitations; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection and fracing operations; risks and uncertainties associated with horizontal drilling and completion techniques; the availability of water and our ability to adequately treat and dispose of water during and after drilling and completing wells; changes in derivatives regulation; developments in oil-producing and gas-producing countries; Resolute’s relationship with the Navajo Nation and the local communities in the areas in which Resolute operates; and the success of strategic plans, expectations and objectives for future operations of Resolute. Actual results may differ materially from those contained in the forward looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review “Cautionary Note Regarding Forward Looking Statements” and “Item 1A - Risk Factors” and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2014, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, and the Permian Basin in Texas and New Mexico.

Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com